                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                   _____________

                                   SCHEDULE 13G
                                  (RULE 13d-102)

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                          UNDER THE EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)*


                                  Yahoo! Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 984332-10-6
------------------------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                            Page 1 of 5 pages
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CUSIP NO.  984332-10-6            13G                 PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     DAVID FILO
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  / /
                                                          (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                           5,854,474
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                  (6) SHARED VOTING POWER

                                    0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                                    5,854,474
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,854,474
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.01%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------


                             Page 2 of 5 pages

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ITEM 1(a).  NAME OF ISSUER:

                  Yahoo! Inc.
            -------------------------------------------------------------------
ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3420 Central Expressway, Santa Clara, CA  95051
            -------------------------------------------------------------------
ITEM 2(a).  NAME OF PERSON FILING:

                  David Filo
            -------------------------------------------------------------------
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Same as Item 1(b)
            -------------------------------------------------------------------
ITEM 2(c).  CITIZENSHIP:

                  See Row 4 of cover page
            -------------------------------------------------------------------
ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

                  Common Stock
            -------------------------------------------------------------------
ITEM 2(e).  CUSIP NUMBER

                  984332-10-6
            -------------------------------------------------------------------

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.


    (a)   Amount Beneficially Owned:

                  See Row 9 of cover page
          ---------------------------------------------------------------------

    (b)   Percent of Class:

                  See Row 11 of cover page
          ---------------------------------------------------------------------


    (c)   Number of shares as to which such person has:

    (i)    sole power to vote or to direct the vote   See Row 5 of cover page
                                                      -------------------------

    (ii)   shared power to vote or to direct the vote   See Row 6 of cover page
                                                        -----------------------

    (iii)  sole power to dispose or to direct the disposition of   See Row 7 of
                                                                   ------------
           cover page
           ----------

    (iv)   shared power to dispose or to direct the disposition of   See Row 8
                                                                     ----------
           of cover page
           -------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          NOT APPLICABLE.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          NOT APPLICABLE.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          NOT APPLICABLE.
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          NOT APPLICABLE.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

          NOT APPLICABLE.


ITEM 10.  CERTIFICATION.

          NOT APPLICABLE.
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                                SIGNATURE


   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement set forth in this statement is true, complete and correct.


Date:  February 12, 1998
                                           /s/ DAVID FILO
                                           --------------------------------
                                           David Filo